UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[X] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-12

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Eaton Vance California Municipal Bond Fund

Eaton Vance New York Municipal Bond Fund

(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[X] No fee required

[ ] Fee paid previously with preliminary materials

[ ] Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

EQ Fund Solutions

CLOSED-END FUND

FACT SHEET FOR:

EATON VANCE MUNICIPAL BOND FUNDS

ANNUAL MEETING IMPORTANT DATES	
Record Date	JULY 14, 2025
Mail Date	AUGUST 14, 2025
Meeting Date	SEPTEMBER 23, 2025 @ 11:30 AM (EASTERN TIME)

LOCATION OF ANNUAL MEETING
THE PRINCIPAL OFFICE OF EACH FUND ONE POST OFFICE SQUARE BOSTON, MASSACHUSETTS 02109

ADDITIONAL INFORMATION	
Tickers	SEE PAGE 4
CUSIPs	SEE PAGE 4

CONTACT INFORMATION	
Inbound Line	1-800-399-1581
Website	https://www.eatonvance.com/

What are Shareholders being asked to vote on?

1. To approve the liquidation and termination of the Fund pursuant to the Plan of Liquidation and Termination adopted by the Board of Trustees of the Fund;
   BOARD OF TRUSTEES RECOMMENDATION – "FOR"
2. To elect three Class II Trustees;
   BOARD OF TRUSTEES RECOMMENDATION – "FOR"

PROPOSAL: Liquidation and Termination of Each Fund;

What are shareholders being asked to approve?

At the Annual Meeting, shareholders are being asked to consider the liquidation and termination of **Eaton Vance California Municipal Bond Fund** and **Eaton Vance New York Municipal Bond Fund** (the "Liquidation") (each, a "Fund" and together, the "Funds") pursuant to the Plan of Liquidation and Termination adopted by the Board of Trustees of each Fund (each, a "Board").

What is happening?

At a Board meeting held on August 1, 2025, each Board unanimously approved a proposal by Eaton Vance Management to liquidate and terminate the Fund pursuant to the Plan, subject to the approval of the Liquidation by the Fund's shareholders.

Each Board recognizes that its Fund has delivered significant value to shareholders since its inception, but other facts and circumstances have led the Board and Eaton Vance Management to believe that, on balance, the Liquidation would be in the best interests of the Fund and its shareholders.

For Internal Distribution Only Page 1

Why does each Board recommend that shareholders of its Fund approve the Liquidation?

In recommending the Liquidation for approval by each Fund's shareholders, Fund management and each respective Board considered a variety of factors. These included, for each Fund, among other factors,

- the relatively small size of the Fund and the increasingly significant ownership of the Fund by a few large shareholders, including closed-end fund activist investors;
- the activities of an activist investor in the last two years, and the actual and potential costs and consequences to the Fund of such activities.
- In addition, a large portion of each Fund's Common Shares are held by an activist investor that submitted several proposals for the Annual Meeting, including a proposal to terminate the Fund's investment advisory agreement with Eaton Vance Management.
  - This shareholder agreed to withdraw these proposals, based, in part, on each Fund's Board's decision to approve the Liquidation and present its shareholders with the opportunity to vote on the Liquidation, and agreed to vote in support of the Liquidation and the Trustee nominees.
  - The withdrawal of these shareholder proposals is expected to reduce the legal and solicitation costs that each Fund otherwise would have borne in connection with a proxy contest and to reduce the risk of disruption to the Fund's operations if the Fund's investment advisory agreement were terminated.
- Fund management and each Board also considered that alternatives to the Liquidation, including pursuit of a merger with another fund, conversion to an open-end fund structure or exchange-traded fund or commencing a substantial tender offer, are less desirable than the Liquidation proposal at this time.

In light of these factors, and after careful deliberation, each Board unanimously determined to approve the Liquidation and the Plan and recommended that shareholders of its Fund vote "FOR" the Liquidation.

If approved by each Fund's shareholders, the Liquidation will allow shareholders of the Fund's Common Shares to realize full net asset value (after the costs of the Liquidation) for their Common Shares.

If approved, how will the Liquidation be accomplished?

For each Fund, if the Liquidation is approved, then the Fund will wind up its business, convert any remaining portfolio securities to cash and make one or more liquidating distributions to shareholders.

In connection with the Liquidation, each Fund may deviate from its investment objective, policies and strategies (including its policy to invest at least 80% of its net assets in municipal obligations, the interest on which is exempt from federal income tax, and applicable state and/or city personal income taxes and that are rated A or better by the national rating agencies) to ensure an orderly liquidation and termination and may invest the proceeds from sales of its portfolio securities in cash or cash equivalent securities as soon as is reasonable and practicable depending on market conditions and consistent with the terms of the Plan.

For Internal Distribution Only Page 2

As a result, the Liquidation may adversely impact eligibility of each Fund's distributions for favorable tax treatment, including treatment as "exempt-interest dividends" generally exempt from U.S. federal income tax.

What are the U.S. federal income tax consequences to shareholders of the Liquidation?

At the shareholder level, the tax consequences of the Liquidation will depend upon the difference between the proceeds a shareholder receives in the Liquidation and the shareholder's adjusted tax basis in the Fund's shares for U.S. federal income tax purposes. A distribution of Liquidation proceeds is expected to constitute a taxable event to shareholders who hold their Fund shares in a taxable account.

Distributions of Liquidation proceeds to certain tax-exempt shareholders will generally not be taxable for U.S. federal income tax purposes, unless gain recognized by the shareholder from the Liquidation, if any, is treated as unrelated business taxable income by reason of the shares being treated as debt-financed property.

Shareholders are urged to consult their tax advisor with regard to the specific tax consequences of the Liquidation.

If approved, when does each Fund's Board expect the Liquidation to be completed?

If the Liquidation is approved by shareholders of each Fund, Eaton Vance Management, under the oversight of each Board and the officers of its Fund, will proceed to wind up the Fund's affairs as soon as reasonably practicable thereafter in a timeframe that allows for an orderly liquidation of portfolio holdings under then-current market conditions.

In relation to the Annual Meeting, each Board believes its continued oversight of its Fund, with the election of the Trustee nominees, is important to the orderly wind up of the Fund's operations.

What will happen if the Liquidation of a Fund is not approved at the Annual Meeting?

If shareholders of a Fund do not approve the Liquidation, then that Fund will continue to exist and operate as a registered investment company in accordance with its stated investment objective and policies while the Board considers what, if any, additional steps to take in the best interests of the Fund and its shareholders, including the possibility of submitting another proposal to shareholders to liquidate and terminate the Fund, among other possible actions.

Will each Fund pay for the expenses of the Liquidation?

The expenses of the Liquidation will be paid (or set aside by each Fund for payment) prior to each Fund's payment of liquidating distributions to shareholders, including transaction costs associated with disposing of the Fund's assets.

Each Board considered the terms and conditions of the Plan, including that the Plan contemplates that the costs of the Liquidation (which consist largely of legal, printing and proxy solicitation expenses) will be paid by each Fund.

Will each Fund pay for the expenses of the proxy solicitation?

The cost of the proxy solicitation for all matters that may be considered at the Annual Meeting, including the proposed Liquidation, is anticipated to be paid by the Funds pro rata based on the number of shareholder accounts.

THE BOARD OF TRUSTEES OF EACH FUND RECOMMENDS A VOTE "FOR" PROPOSAL 1

For Internal Distribution Only Page 3

PROPOSAL 2: Election of Trustees;

What are shareholders being asked to approve?

Each Fund's Agreement and Declaration of Trust provides that a majority of the Trustees shall fix the number of the entire Board and that such number shall be at least two and no greater than fifteen. Each Board has fixed the number of Trustees at nine. Under the terms of each Fund's Agreement and Declaration of Trust, each Board is divided into three classes, each class having a term of three years to expire on the date of the third Annual Meeting following its election.

Proxies will be voted for the election of the following nominees:

NAME OF NOMINEE	TRUSTEE SINCE	YEAR OF BIRTH
a. Cynthia E. Frost	2014	1961
b. Nancy Wiser Stefani	2022	1967
c. Scott E. Wennerholm	2016	1959

THE BOARD OF TRUSTEES OF EACH FUND RECOMMENDS A VOTE "FOR" PROPOSAL 2

VOTING METHODS

PHONE: To cast your vote by telephone with a proxy specialist, call the toll-free number found on your proxy card. Representatives are available to take your voting instructions Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

MAIL: To vote your proxy by mail, check the appropriate voting box on the proxy card, sign and date the card and return it in the enclosed postage-paid envelope.

TOUCH-TONE: To cast your vote via a touch-tone voting line, call the toll-free number and enter the *control number* found on your proxy card.

INTERNET: To vote via the Internet, go to the website on your proxy card and enter the *control number* found on the proxy card.

Proxy Materials Are Available Online At:
https://vote.proxyonline.com/EatonVance/docs/EVM_ENX.pdf

EQ Fund Solutions, LLC is identified in the Proxy Statement as the proxy solicitor for the Funds.

FUND NAME	TICKER	CUSIP
Eaton Vance California Municipal Bond Fund	EVM	27828A100
Eaton Vance New York Municipal Bond Fund	ENX	27827Y109

For Internal Distribution Only Page 4

Eaton Vance Municipal Bond Funds
Level I Call Guide
(CONFIRM RECEIPT OF PROXY MATERIALS)

Good ***(morning, afternoon, evening).*** My name is ***(AGENT'S FULL NAME).***
May I please speak with ***(SHAREHOLDER'S FULL NAME)***?
(Re-Greet If Necessary)

I am calling on a recorded line regarding your current investment with Eaton Vance California Municipal Bond Fund, or Eaton Vance New York Municipal Bond Fund. I wanted to confirm that you have received the proxy materials for the Annual Meeting of Shareholders scheduled to take place on September 23, 2025.

Have you received the information?
(Pause for response)

If "Yes" or positive response:
If you're not able to attend the meeting, I can record your voting instructions by phone.
Your Board of Trustees is recommending a vote "In Favor" of the proposals.

If "No" or negative response:
I would be happy to review the meeting agenda with you and record your vote by phone. However, your Board of Trustees is recommending a vote "In Favor" of the proposals.

Would you like to vote along with the Board's recommendation for each proposal?
(Pause For Response)
(Review Voting Options with Shareholder If Necessary)

If we identify any additional accounts you own with the Eaton Vance Funds before the meeting takes place, would you like to vote those accounts in the same manner as well?
(Pause For Response)

Confirmation –** I am recording your ***(Recap Voting Instructions). Today ***(Today's Date & Time).***

For confirmation purposes:

- Please state your full name. ***(Pause)***
- According to our records, you reside in (city, state, zip code). ***(Pause)***
- To ensure that we have the correct address for the written confirmation, please state your street address. ***(Pause)***

Thank you. You will receive written confirmation of your vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll-free number listed on the confirmation. Mr. /Ms. ___________, your vote is important and your time is greatly appreciated. Thank you and have a good ***(morning, afternoon, evening.)***

FOR INTERNAL DISTRIBUTION ONLY Updated 08-21-2025

Eaton Vance Municipal Bond Funds
Level 1 Answering Machine Message

Hello.

I am calling regarding your investment with Eaton Vance Municipal Bond Funds.

The Annual Meeting of Shareholders is scheduled to take place on September 23, 2025. All shareholders are being asked to consider and vote on important matters. As of today, your vote has not been registered.

Please contact us as soon as possible at 1-800-399-1581 Monday through Friday between the hours of 9:00am and 10:00pm Eastern Time.

Your vote is very important. Thank you and have a good day.